                                                                    EXHIBIT 12.1

                     HMH PROPERTIES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

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
                                     HISTORICAL                     PRO FORMA
                         --------------------------------------  -----------------
                         FIRST TWO                               FIRST TWO
                         QUARTERS        FISCAL YEARS            QUARTERS   FISCAL
                         --------- ----------------------------  ---------   YEAR
                         1997 1996 1996  1995  1994  1993  1992  1997 1996   1996
                         ---- ---- ----  ----  ----  ----  ----  ---- ----  ------
Income from operations
before income taxes..... $ 51 $ 28 $ 54  $ 43  $ 50  $ 23  $ 23  $ 25 $ 10   $ 22
Add (deduct):
  Fixed charges.........   50   50  110    81    69    67    62    76   76    167
  Capitalized interest..   --   --   (1)   (2)   (1)   (5)  (10)   --   --     (1)
  Amortization of
  capitalized interest..    1   --    2     1     2     3     5     1           2
  Net losses related to
  certain 50% or less
  owned affiliate.......   --   --   (1)   --    (1)   --    --    --   (1)    (1)
                         ---- ---- ----  ----  ----  ----  ----  ---- ----   ----
Adjusted earnings....... $102 $ 78 $164  $123  $119  $ 88  $ 80  $102 $ 85   $189
                         ==== ==== ====  ====  ====  ====  ====  ==== ====   ====
Fixed charges:
  Interest on
  indebtedness and
  amortization of
  deferred financing
  costs................. $ 46 $ 46 $101  $ 77  $ 65  $ 65  $ 60  $ 72 $ 72   $158
  Portion of rents
  representative of the
  interest factor.......    4    4    9     4     4     2     2     4    4      9
                         ---- ---- ----  ----  ----  ----  ----  ---- ----   ----
Total fixed charges..... $ 50 $ 50 $110  $ 81  $ 69  $ 67  $ 62  $ 76 $ 76   $167
                         ==== ==== ====  ====  ====  ====  ====  ==== ====   ====
Ratio of earnings to
fixed charges........... 2.04 1.56 1.49  1.52  1.72  1.31  1.29  1.34 1.12   1.13
                         ==== ==== ====  ====  ====  ====  ====  ==== ====   ====
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